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                            [ALBERTSON'S LETTERHEAD]
                                                                     EXHIBIT 5.1



                                        December 8, 1997

Albertson's, Inc.
P. O. Box 20
Boise, ID  83726

         RE:  Albertson's, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

         I am Executive Vice President, Administration and General Counsel of Albertson's, Inc., a Delaware corporation (the "Company"). I have assisted in the preparation of the above-referenced Registration Statement on Form S-3 being filed by the Company with the Securities and Exchange Commission (the "Commission") on or about December 8, 1997 (the "Registration Statement") in connection with the Company's registration under the Securities Act of 1933, as amended (the "1933 Act"), of $500,000,000 aggregate principal amount of senior debt securities (the "Debt Securities") of the Company. The Debt Securities are being registered for offering and sale from time to time on a delayed or continuous basis pursuant to Rule 415 under the 1933 Act. The Debt Securities are to be issued pursuant to an indenture dated as of May 1, 1992 (the "Indenture"), entered into between the Company and First Trust of New York, N.A., a New York corporation, as trustee (the "Trustee") and successor in interest to the corporate trust business of Morgan Guaranty Trust Company of New York.

         In connection with this opinion, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction of (i) the Registration Statement on Form S-3 relating to the Debt Securities (together with the form of Prospectus forming a part thereof); (ii) the Certificate of Incorporation of the Company, as currently in effect (the "Certificate of Incorporation"); (iii) the By-Laws of the Company as currently in effect (the "By-Laws"); (iv) the resolutions of the Company's Board of Directors relating to
(A) the preparation of the Registration Statement and the registration of the Debt Securities under the 1933 Act and (B) the issuance, offering and sale from time to time of the Debt Securities; and (v) the Indenture. I have also examined originals or copies, certified or otherwise identified to my satisfaction of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinions set forth herein.

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Albertson's Inc.
December 8, 1997
Page 2


         In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making my examination of documents executed or to be executed by parties other than the Company, I have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which I have not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Company and others.

         I am admitted to the practice of law in the State of Idaho, and I express no opinion as to the laws of any other jurisdiction, other than the
General Corporation Law of the State of Delaware and laws of the United States of America. With respect to my opinion below, to the extent it constitutes an opinion related to New York law, I have reviewed and relied upon a legal opinion addressed to the Company of Skadden, Arps, Slate, Meagher & Flom LLP that, subject to the qualifications and assumptions stated therein, the Debt Securities will be validly issued and legally binding obligations of the Company under New York law.

         Based upon and subject to the foregoing, I am of the opinion that with respect to any series of Debt Securities (the "Offered Securities"), when (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), has become effective; (ii) an appropriate Prospectus Supplement with respect to the Offered Securities has been prepared, delivered and filed in compliance with the 1933 Act and the applicable rules and regulations thereunder; (iii) if the Offered Securities are to be sold pursuant to a firm commitment underwritten offering, the Underwriting Agreement with respect to the Offered Securities has been duly authorized, executed and delivered by the Company and the other parties thereto; (iv) the terms of the Offered Securities and of their issuance and sale have been duly established in conformity with the applicable Indenture so as not to violate any applicable law, the Certificate of Incorporation or By-laws of the Company or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or

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Albertson's Inc.
December 8, 1997
Page 3


governmental body having jurisdiction over the Company; (v) the Indenture has been qualified under the Trust Indenture Act of 1939, as amended; and (vi) the Offered Securities have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to the purchasers thereof upon payment of the agreed upon consideration therefor (assuming due authorization, execution and delivery of the Indenture by the Trustee), the Offered Securities, when issued and sold in accordance with the Underwriting Agreement or any other duly authorized, executed and delivered applicable valid and binding purchase agreement will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar laws now or hereafter in effect relating to creditors' rights generally; (b) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (c) public policy considerations which may limit the rights of parties to obtain further remedies, and (d) governmental authority to limit, delay or prohibit the making of payments outside the United States.

         I hereby consent to your filing of this opinion as an exhibit in the Registration Statement and to the reference to me in the prospectus incorporated herein.

                                        Sincerely yours,

                                        ALBERTSON'S, INC.



                                        /s/ Thomas R. Saldin
                                        Thomas R. Saldin
                                        Executive Vice President,
                                        Administration and General Counsel

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